EXHIBIT 10.1

October 22, 2008

Mr. David D. Campbell
[address]
[address]

Dear David:

The purpose of this letter agreement and general release (the “Letter Agreement”) is to set forth the terms of your separation from employment with ACCO Brands Corporation, its subsidiaries and/or affiliates (collectively “ACCO”) and to outline the benefits being offered to you under the ACCO Brands Corporation Executive Severance Plan (the “Severance Plan”) (a copy of which has been provided to you with this Letter Agreement) which is being offered in exchange for your general release of claims.  Your employment will end on October 22, 2008 (the “Termination Date”).

1.	Severance Benefits.

(a)           You will be paid severance in the aggregate amount of $2,992,500, which represents the sum of 24 months of your base salary as in effect on your Termination Date ($787,500 base salary x 2 = $1,575,000) plus two times your annual target bonus for 2008 ($708,750 x 2 = $1,417,500).  Your severance will commence on the first payroll date following the date on which the general release in Paragraph 3 below becomes irrevocable and shall continue in substantially equal payments in accordance with ACCO’s regular payroll schedule for 24 months from your Termination Date, ending on the last payroll date in October 2010.  Your first severance payment in this stream of payments will be based on the number of payroll periods from October 23, 2008 through the payroll date on which severance benefits actually commence.  Each severance payment provided pursuant to this paragraph is treated as a right to a series of separate payments such that each payment paid on or before March 15, 2009 is intended to be exempt from Internal Revenue Code Section 409A pursuant to the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4).  Any payments otherwise scheduled to be made after March 15, 2009 and before April 23, 2009 shall be delayed and paid on the first payroll date coinciding with or next following April 23, 2009 with any other regularly scheduled severance payment.  If you were to die prior to receiving all of your severance benefits, the balance of those payments would be paid in a single lump sum to your estate as soon as administratively practicable following the date of your death.

(b)           You may continue your medical, dental and vision coverage at active employee rates for up to twenty-four (24) months after your medical, dental and vision coverage as an active employee ends (this continued coverage period will be referred to as your “Severance Medical Coverage Eligibility Period”).  After your Severance Medical Coverage Eligibility Period ends, the continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will start and you may continue such coverage

Mr. David D. Campbell
October 22, 2008

at standard COBRA rates but only in accordance with the then applicable COBRA provisions of ACCO’s medical, dental and vision plans.  To the extent that the period during which the continued provision of medical, dental and vision benefits extends beyond the otherwise applicable COBRA continuation period, the following shall apply: (i) the premiums for such continued coverage shall be paid on a monthly basis; (ii) any amounts paid to or on your behalf as reimbursement for such expenses shall be paid on or before the last day of the year following the year in which such expense was incurred; (iii) any amounts paid to or on your behalf as reimbursement for such expenses during one year will not affect your eligibility for amounts paid to or on your behalf as reimbursement for such expenses during any other year; and (iv) the right to continued coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit.  This paragraph shall be administered and interpreted consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

If you accept employment with a new employer before your Severance Medical Coverage Eligibility Period ends, any medical, dental and vision benefits provided under ACCO’s plans at active employee rates pursuant to the Severance Plan will be discontinued when you become eligible for coverage under the new employer’s plans.    You must call Your Benefits Resources at 1-877-847-2436 or, if that service is not available, notify ACCO’s Director of Benefits in writing when you obtain coverage under a new employer’s plans.  If you were to die prior to the date your Severance Medical Coverage Eligibility Period ends and prior to becoming eligible for healthcare coverage under a new employer’s plans, your eligible dependents’ medical, dental and vision coverage will continue at active employee rates for eligible dependents through your Severance Medical Coverage Eligibility Period and thereafter the continuation coverage period under COBRA will start and your eligible dependents may continue such coverage at standard COBRA rates in accordance with the then applicable COBRA provisions of ACCO’s medical, dental and vision plans.

(c)           You are entitled to receive outplacement assistance through a firm of your choice subject to our reasonable consent.  For that assistance ACCO will directly pay the provider for up to $60,000 in services.  Only those outplacement services incurred before the end of 2010 will be paid for by ACCO under the Severance Plan.

(d)           Except as provided in Par. 2 below, all other employee benefit plans terminate on your Termination Date.  Your incurred but unreimbursed expenses shall be paid within thirty days following your submission of the requisite expense reports.  Severance payments will not be considered eligible earnings under ACCO’s pension and 401(k) plans, and the period of severance will not count towards credited service and vesting service under ACCO’s pension and 401(k) plans.  You agree that you will not apply for unemployment benefits during the 24 month severance period.

2.	Equity Awards and Retirement Benefits.

All equity awards you have received pursuant to the various company long term incentive plans will be administered in accordance with their terms.  Benefits to be provided to you pursuant to the ACCO retirement plans you participate in will be done so pursuant to the terms

Mr. David D. Campbell
October 22, 2008

of those plans and the Retirement Agreement entered into between yourself and ACCO effective May 1, 2008.

3.	Your General Release of Claims.

(a)           In consideration of the foregoing compensation and benefits under this Letter Agreement and the Severance Plan described in Paragraph 1 above the adequacy of which is hereby acknowledged, you, on your own behalf and on behalf of your heirs, executors, administrators, successors, representatives and assigns, do herein unconditionally release, waive, and fully discharge ACCO Brands Corporation and its subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on your employment with and separation from Company other than claims to enforce this Letter Agreement, your rights under the Severance Plan or terms of any employee pension or welfare benefit plan.  Without limiting the generality of the foregoing terms, this general release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act, as amended (the “ADEA”), Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 and 1871, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act, the Immigration Reform and Control Act, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), Employee Retirement Income Security Act of 1974, as amended, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule.  This general release shall not waive or release any rights or claims that you may have which arise after the date of this general release and shall not waive post-termination health-continuation insurance benefits required by state or Federal law.

(b)           You intend this Letter Agreement to be binding on your successors, and you specifically agree not to file or continue any claim in respect of matters covered by Paragraph 3(a), above.  You further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or

Mr. David D. Campbell
October 22, 2008

relating to your employment with or your termination of employment from Company other than a claim challenging the validity of the general release made herein under the ADEA or respecting any matters not covered by this Letter Agreement.

(c)           You are further waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or governmental agency in respect of matters covered by this Letter Agreement.  Nothing in this Letter Agreement shall limit the rights of any governmental agency or your right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission.  You further agree to waive your rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which you do not know or suspect to exist in your favor at the time of executing this Letter Agreement, which if known to you must have materially affected your settlement with Company.

(d)           You agree that you shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agree that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

(e)           In further consideration of the promises made by Company in this Letter Agreement, you specifically waive and release the Company from all claims you may have as of the date of this Letter Agreement, whether known or unknown, arising under the ADEA.  You further agree that:

(i)           Your waiver of rights under this Letter Agreement and the general release made herein is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(ii)           You understand the terms of this Letter Agreement and the general release made herein;

(iii)           The consideration offered by Company in this Letter Agreement and, under the Severance Plan in exchange for the general release made herein represents consideration over and above that to which you would otherwise be entitled, and that the consideration would not have been provided had you not agreed to sign this Letter Agreement and did not provide the general release made herein;

(iv)           Company is hereby advising you in writing to consult with an attorney prior to executing this Letter Agreement;

(v)           Company is giving you a period of forty-five (45) days within which to consider this Letter Agreement; and

(vi)           Following your execution of this Letter Agreement, you have seven (7) days in which to revoke this Letter Agreement by written notice.  An attempted

Mr. David D. Campbell
October 22, 2008

revocation not actually received by Company prior to the revocation deadline will not be effective.

4.	ACCO’s Release of Claims.

ACCO, on behalf of itself and its affiliates, does herein unconditionally release, waive, and fully discharge you and your heirs, executors, administrators, successors, representatives and assigns from any and all legal claims, liabilities, suits, causes of action, damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on your employment with and separation from ACCO.  Such release does not include claims for violation of any law, including any securities law or willful misconduct (ACCO acknowledges that it is not aware of any such conduct as of the date of execution of this Agreement).

5.	Mutual Non-disparagement.

You agree that you will not make, directly or indirectly, any false or disparaging, negative, unflattering, or accusatory remarks or references, whether oral or in writing, regarding ACCO, its affiliates, officers, directors or employees, in any dealings with third parties, including ACCO’s or its affiliates’ customers, potential customers, contractors, employees, lenders and analysts.  Likewise, ACCO agrees that it will not through any senior leadership executive or authorized ACCO employee representative make, directly or indirectly, any false or disparaging, negative, unflattering, or accusatory remarks or references, whether oral or in writing, regarding you in any dealings with third parties, including employers, prospective employers, customers, potential customers, contractors, employees, lenders and analysts.  This paragraph does not preclude any testimony subpoenaed or given under oath by either you or an ACCO representative.

6.	Indemnification; D&O Coverage.

You will be indemnified and entitled to any advancement of expenses to the extent provided by ACCO’s By-laws and other corporate documents in effect as of your Termination Date or, if greater, under applicable law, as well as to the extent provided pursuant to applicable director and officer insurance policies of ACCO as are in effect from time to time.

7.	Miscellaneous.

(a)           This Letter Agreement, and all payments and benefits otherwise payable under the Severance Plan, shall be void and of no force and effect if you choose to revoke as described in 7d. below, and if you choose not to revoke, this Letter Agreement shall then become effective and enforceable.

(b)           This Letter Agreement and the general release made herein does not waive rights or claims that may arise under the ADEA after the date you sign this Letter Agreement.

Mr. David D. Campbell
October 22, 2008

To the extent barred by the OWBPA, the covenant not to sue contained in Paragraph 3(a) does not apply to claims under the ADEA that challenge the validity of this Letter Agreement and the general release made herein.

(c)           This General Release may not be returned until your Termination Date and must be returned no later than December 6, 2008.

(d)           To revoke this Letter Agreement, you must send a written statement of revocation to:

ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, IL  60069
Attn:  General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following your execution of this Letter Agreement.  If you do not revoke, the eighth day following your acceptance will be the “effective date” of this Letter Agreement.

(e)           You agree that you will execute and deliver a Power of Attorney to be provided to you by the Company allowing named representatives of the Company to effect your resignation or removal as an officer and/or director of any subsidiary or other entity affiliated with the Company.

(f)           This Letter Agreement shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Date: November 25, 2008	/s/David D. Campbell
David D. Campbell

ACCO BRANDS CORPORATION

Date: November 25, 2008	By:	/s/Robert J. Keller
	Name:	Robert J. Keller
	Its:	Chairman and Chief Executive Officer